Exhibit 99.4

March 10, 2020

Kingsoft Cloud Holdings Limited (the “Company”)

Kingsoft Tower

No. 33, Xiao Ying West Road

Haidian District, Beijing, 100085

the People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Hang Wang
Name: Hang Wang